BioMarin Pharmaceutical Inc.

                     371 Bel Marin Keys Boulevard, Suite 210

                                Novato, CA 94949

                               PROXY STATEMENT FOR

                       2000 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

General

This Proxy is furnished in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, June 15, 2000, or at any adjournment of the Annual Meeting, for the purposes set forth herein and in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's facilities located at 46 Galli Drive, Novato, California 94949. The phone number is 415-884-6700. Copies of solicitation material and the Company's Annual Report including the financial statements and financial statement schedules will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of common stock of the Company held in their names. The cost of solicitation of Proxies, including expenses in connection with preparing and mailing this Proxy, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of Proxies by mail may be supplemented by telephone, facsimile, e-mail, telegram and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employee for such services. The Annual Report to Stockholders for the fiscal year ended December 31, 1999, including financial statements, will be mailed to stockholders entitled to vote at the Annual Meeting concurrently with this Proxy Statement and accompanying Proxy on or about May 16, 2000.

Record Date; Outstanding Securities

The voting securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock. Only stockholders of record at the close of business on April 17, 2000 are entitled to notice of and to vote at the Annual Meeting. On April 17, 2000, there were 35,321,721 shares of common stock, par value $0.001 per share, issued and outstanding. Each share of common stock is entitled to one vote. As of the date of record, no shares of the Company's Preferred Stock were outstanding.

Revocability of Proxies

A stockholder who signs and returns a Proxy will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the Company (Attention: Raymond W. Anderson, Chief Financial Officer) a written revocation, or a duly executed Proxy bearing a later date, or by appearing at the Annual Meeting and electing to vote in person.

Voting

Each stockholder is entitled to one vote for each share held.

Solicitation of Proxies

This solicitation of Proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or by facsimile, or by e-mail or by telegram.

Quorums; Abstentions; Broker Non-Votes

The Company's Bylaws provide that a majority of all the shares of the common stock entitled to vote, whether present in person or by Proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented, then either the chairman of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting, present in person or represented by Proxy, will have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than thirty days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described.

All shares represented by valid Proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.

Votes cast by Proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") who will be an employee of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by Proxy at a duly held Annual Meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote that are present or represented by Proxy at the Annual Meeting.

The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but such shares will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When Proxies are properly dated, executed and returned, the shares represented by such Proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for
(i) the election of the nominees for directors set forth herein; (ii) the ratification of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; (iii) upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Stockholders who intend to submit a proposal for inclusion in the Company's proxy materials for the 2001 Annual Meeting of Stockholders, must submit the proposal to the Company no later than February 15, 2001. Stockholders who intend to present a proposal at the 2001 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials for the 2001 Annual Meeting are required to provide notice of such proposal to the company no later than March 31, 2001. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2000 as to (i) each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of the common stock ; (ii) each of our directors; (iii) each of our Named Executive Officers; (iv) all of our directors and current executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them subject to community property laws, where applicable.

                                                      Number of             Number of          Percentage of
                                                       Shares                 Shares           Common Stock
                                                    Beneficially             Subject            Outstanding
           Name of Beneficial Owner                  Owned (1)             To Options
           ------------------------                  ----------            ----------          ------------

Glyko Biomedical Ltd...........................      11,367,617                  0                  32.2%
   371 Bel Marin Keys Blvd., Suite 210
   Novato, CA 94949


BB BioVentures, L.P.(2)........................       2,725,787                  0                  7.7%
   One Cambridge Center, 9th Floor
   Cambridge, MA 02142


Genzyme Corporation............................       2,102,563                  0                  6.0%
   One Kendall Square
   Cambridge, MA 02139


Grant W. Denison, Jr...........................       1,546,127               246,127               4.4%


John C. Klock, M.D.(3).........................      12,426,337               305,720               34.9%






                                                      Number of             Number of       Percentage of Common
                                                       Shares                 Shares                Stock
                                                    Beneficially             Subject             Outstanding
           Name of Beneficial Owner                  Owned (1)             To Options
           ------------------------                  ----------            ----------       ---------------------


Christopher M. Starr, Ph.D.....................        579,094                194,094               1.6%


Emil D. Kakkis, M.D., Ph.D.....................        109,099                107,099                 *


Raymond W. Anderson............................        137,857                137,857                 *


Ansbert S. Gadicke, M.D., Ph.D.(4).............       2,784,537                58,750               7.9%


Erich Sager(5).................................       1,313,500                62,500               3.7%


Gwynn R. Williams(6)...........................      11,410,117                42,500               32.3%


All current executive officers and directors
as a group(10 persons)(7)......................      19,059,809              1,275,405              52.1%

* Represents less than 1% of the Company's outstanding common stock.

(1) The "Number of Shares Beneficially Owned" column below is based on 35,305,921 shares of common stock outstanding at March 31, 2000. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2000 (the "Number of Shares Beneficially Owned") are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The "Number of Shares Subject to Options" enumerates for each principal stockholder, director and Named Executive Officer and for all officers and directors in aggregate, the shares of common stock subject to options exercisable within 60 days of March 31, 2000. These shares are included in the calculation of the "Number of Shares Beneficially Owned."

 (2) Includes shares held by MPM Asset Management 1998 Investors L.L.C. and MPM BioVentures Parallel Fund L.P., both of which are affiliated with BB BioVentures L.P.

 (3) Includes 11,367,617 shares held by Glyko Biomedical Ltd. of which Dr. Klock is an officer, director and stockholder. Dr. Klock disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

 (4) Includes 2,725,787 shares currently held by BB BioVentures L.P., MPM
      Asset Management 1998 Investors L.L.C. and MPM BioVenture Parallel Fund L.P., of which Dr. Gadicke is an affiliate. Dr. Gadicke disclaims beneficial ownership in these shares except to the extent of his pecuniary interest.

 (5) Includes 1,221,000 shares of common stock currently held by LaMont Asset Management SA, and 60,000 shares held by Belmont Capital Ltd. S.A.
      Mr. Sager is an affiliate of each entity. Mr. Sager disclaims beneficial ownership of the shares of LaMont Asset Management SA and Belmont Capital Ltd., except to the extent of his pecuniary interest in each entity.

 (6) Includes 11,367,617 shares of common stock currently held by Glyko Biomedical Ltd., of which Mr. Williams is a director and a stockholder. Mr. Williams disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

 (7)  See footnotes 2 through 5.

PROPOSAL ONE:  ELECTION OF DIRECTORS

The Company has a Board of Directors, currently consisting of five directors, which will be elected at the Annual Meeting. The Proxy holders may not vote the Proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the five nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominees who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable to or will decline to serve as a Director. If stockholders nominate additional persons for election as directors, the Proxy holder will vote all Proxies received by him to assure the election of as many of the Board of Directors' nominees as possible with the Proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director shall continue until the next Annual Meeting of Stockholders or until that person's successor has been elected.

If a quorum is present and voting, the five nominees receiving the highest number of affirmative votes of the votes cast shall be elected as directors.

NOMINEES FOR DIRECTOR

Set forth below is certain information regarding our directors:

          Name                Age         Position with BioMarin          Director Since
          ----                ---         ----------------------          --------------
Grant W. Denison, Jr.          49   Chief Executive Officer and
                                     Chairman of the Board                 October 1996
John C. Klock, M.D.            54   President, Secretary and Director      October 1996
Ansbert S. Gadicke, M.D.,
 Ph.D. (1)(2)                  41   Director                               December 1997
Erich Sager(1)(2)              41   Director                               November 1997
Gwynn R. Williams(1)(2)        65   Director                               October 1996

    (1)           Member of the Compensation Committee.
    (2)           Member of the Audit Committee.

There is no family relationship between any director and any executive officer of the Company.

Grant W. Denison, Jr. has served as a director and Chief Executive Officer of the Company since its inception and as Chairman of the Board since April 1997. From July 1993 to April 1997, Mr. Denison served as President, Consumer Products and Corporate Senior Vice President, Business Development at Searle, a pharmaceutical company. From July 1989 to June 1993, Mr. Denison served as Vice President Corporate Planning at Monsanto Company, a diversified life sciences company. From April 1986 to June 1989, Mr. Denison served as Vice President Corporate Planning and President, U.S. Operations at Searle, a pharmaceutical company. From 1985 to 1986, Mr. Denison served as Vice President, International Operations at Squibb Medical Systems, a medical devices company. From 1980 to

1985, Mr. Denison served as Vice President, Planning and Business Development at Pfizer, Inc., a pharmaceutical company. Mr. Denison serves as a director of Nastech Pharmaceutical Company Inc., Dentalview, Inc., York Medical, BioNebraska, Inc., Equity 4 Life and Clubb BioCapital. Mr. Denison received an A.B. in Mathematical Economics from Colgate University and an M.B.A. from Harvard Graduate School of Business Administration.

John C. Klock, M.D. has served as the President and Secretary of the Company and served as a director since its inception. Dr. Klock has served as the President of Glyko, Inc. since October 1989. Dr. Klock was a founder of Glyko Biomedical Ltd. and its predecessor Glyko, Inc. and has served as a director of Glyko
Biomedical Ltd. since December 1992. Dr. Klock was a founder of Glycomed Incorporated, a biotechnology company, at which he served as Vice President, Medical Affairs from July 1987 to July 1990. Dr. Klock was a scientific director at the Institute of Cancer Research at California Pacific Medical Center from July 1981 to July 1987. Dr. Klock was an academic physician and carbohydrate researcher at the University of California at San Francisco from 1982 to 1986. Dr. Klock received a B.S. in Zoology from Louisiana State University and received an M.D. from Tulane University.

Ansbert S. Gadicke, M.D., Ph.D., has served as a director of the Company since December 1997. Since July 1992, Dr. Gadicke has served as the Chairman of the Board and Managing Director of MPM Capital, L.P., an investment company specializing in the healthcare industry. From 1989 to 1992, Dr. Gadicke was a consultant with Boston Consulting Group. Dr. Gadicke currently serves on the boards of Coelacanth Corporation, DoubleTwist, Inc., LXN Corporation, MediGene AG, Novirio Pharmaceuticals Limited, Omrix Pharmaceuticals, Inc., Pharmasset Ltd., ViaCell, Inc. and Transform, Inc. Dr. Gadicke received a Ph.D. and an M.D. from J.W. Goethe Universitat, Frankfurt, Germany.

Erich Sager has served as a director of the Company since November 1997. Since September 1996, Mr. Sager has served as the Chairman of LaMont Asset Management SA, a private investment management firm. From April 1994 to August 1996, Mr. Sager served as Senior Vice President, Head of Private Banking for Dresdner Bank (Switzerland) Ltd. From September 1991 to March 1994, Mr. Sager served as Vice President, Private Banking-Head German Desk for Deutsche Bank (Switzerland) Ltd. From 1981 to 1989, Mr. Sager held various positions at a number of banks in Switzerland. Mr. Sager serves as a director of BioNebraska, Inc., Comptec Industries Ltd., Dentalview, Inc., LaMont Asset Management, SA, and Sermont Asset Management, SA. Mr. Sager received a Business Degree from the School of Economics and Business Administration in Zurich, Switzerland.

Gwynn R. Williams has served as a director of the Company since its inception. Mr. Williams founded AstroMed Limited and Astroscan Limited, UK manufacturers of scientific equipment, in March 1984, which entities, in December 1997, merged into Life Science Resources Ltd. Previously, Mr. Williams was a partner in Arthur Andersen & Co., a mathematician with General Motors Research, and a mathematician with British Steel. Mr. Williams was a founder of Glyko Biomedical Ltd. and its predecessor Glyko, Inc. Mr. Williams received a B.S. in Theoretical Physics from the University of Wales.

Board Meetings and Board Committees

The Board of Directors of the Company held a total of nine meetings during the year ended December 31, 1999. No director participated in fewer than 75% of all such meetings and actions of the Board of Directors and the committees thereof, held during fiscal 1999, if any, upon which such director served.

The Board has established an Audit Committee and a Compensation Committee. The Audit Committee, which consisted of Dr. Gadicke and Mr. Williams in 1999, reviews the Company's consolidated financial statements and accounting practices, makes recommendations to the Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee met once in 1999. Mr. Sager joined the Audit Committee in 2000.

The Compensation Committee, which consists of Dr. Gadicke, Mr. Sager and Mr. Williams, sets general compensation policy for the Company and has final approval power over compensation of executive officers. The Compensation Committee also has final approval power over guidelines and criteria for employees' bonuses and administers the 1997 Stock Plan and 1998 Director Option Plan. The Compensation Committee met twice in 1999.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been, at any time since the formation of the Company, an officer or employee of the Company. No member of the Compensation Committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Mr. Williams serves on the Board of Directors of Glyko Biomedical Ltd. (GBL) of which Dr. Klock and Mr. Anderson are also directors.

PROPOSAL TWO:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Arthur Andersen LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2000, and recommends that stockholders vote for ratification of such appointment. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board of Directors feels that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

Arthur Andersen LLP has audited the Company's financial statements annually since inception on March 21, 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The  Board   unanimously   recommends  voting  "For"  the  ratification  of  the
appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

EXECUTIVE OFFICERS

In addition to Grant W. Denison, Jr., the Company's Chief Executive Officer and Chairman of the Board, and John C. Klock, M.D., the Company's President and one of its directors, whose biographies appear above, the following table sets forth as of March 31, 2000 information concerning the Company's other executive officers:

           Name                   Age             Position with BioMarin
           ----                   ---             ----------------------
Raymond W. Anderson                58   Chief Financial Officer, and Vice
                                         President, Finance and Administration
Christopher M. Starr, Ph.D.        47   Vice President, Research and Development
John L. Jost, Ph.D.                55   Vice President, Manufacturing
Emil D. Kakkis, M.D., Ph.D.        39   Vice President of BioMarin and
                                         President, BioMarin Genetics, a
                                         division of BioMarin
Stuart J. Swiedler, M.D., Ph.D.    44   Vice President, Scientific and
                                         Clinical Affairs
Brian K. Brandley, Ph.D.           43   Vice President of BioMarin and
                                          Managing Director, Glyko, Inc., a
                                          wholly-owned subsidiary of BioMarin

Raymond W. Anderson has served as Chief Financial Officer and Vice President, Finance and Administration since June 1998. Mr. Anderson served as the Vice President, Finance and Chief Financial Officer at Fusion Medical Technologies, Inc., a medical technology company developing drug delivery systems, from July 1997 to June 1998. Mr. Anderson served as the Vice President, Finance and Chief Financial Officer at Fidus Medical Technology, Inc., a medical technology company specializing in cardiac arrhythmias, from October 1996 to July 1997. Mr. Anderson served as a director of Recombinant Capital, a consulting firm, from July 1994 to October 1996. Mr. Anderson served as the Vice President, Finance and Chief Financial Officer of Glycomed Incorporated, a biotechnology company, from April 1989 to July 1994. Mr. Anderson was the Chief Financial Officer at Chiron Corporation, a biotechnology company, from 1985 to 1989. Mr. Anderson was a Controller and Director of Financial Planning and Analysis at Syntex
Laboratories, a pharmaceutical company, from 1981 to 1985. Mr. Anderson has served as a director of Glyko Biomedical Ltd. and its predecessor, Glyko, Inc., since October 1989. Mr. Anderson received a B.S. in Engineering from the United States Military Academy, an M.S. in Administration from George Washington University and an M.B.A. from the Harvard Graduate School of Business Administration.

Christopher  M. Starr,  Ph.D.  has served as the Vice  President,  Research  and
Development since the Company's inception. From July 1991 to April 1998, Dr. Starr has served as the Vice President, Research and Development for Glyko, Inc., a carbohydrate analytical and diagnostic company. Dr. Starr held the position as National Research Associate at the National Institutes of Health in Bethesda, Maryland from August 1986 to June 1991. Dr. Starr received a B.S. in Biology from Syracuse University and a Ph.D. in Biochemistry and Molecular Biology from the State University of New York, Health Science Center, Syracuse, NY.

John L. Jost, Ph.D. has served as the Vice President, Manufacturing since June 1999. Dr. Jost devoted his time from November 1997 to June 1999 to personal affairs. Dr. Jost served in several positions at Genentech, Inc., a biotechnology company, from February 1983 to November 1997. From June 1992 to November 1997, he was Director of Manufacturing Sciences at Genentech. From 1971 to 1983, he served in various scientific positions in process development at The Upjohn Company, a pharmaceutical company, ending as a Senior Research Scientist. Dr. Jost received a B.S. and a Ph.D. in Chemical Engineering from the University of Minnesota.

Emil D. Kakkis, M.D., Ph.D. has served as Vice President of BioMarin and President of BioMarin Genetics, a division of BioMarin, since September 1998. From July 1994 to August 1998, Dr. Kakkis was a Physician Specialist at the Department of Pediatrics at Harbor-UCLA Medical Center. From July 1991 to June 1994, Dr. Kakkis completed a Fellowship in Genetics at the UCLA Intercampus Medical Genetics Training Program. Dr. Kakkis received a B.A. in Biology from Pomona College and received a Ph.D. in Biological Chemistry from UCLA. Dr. Kakkis received an M.D. from UCLA.

Stuart J. Swiedler, M.D., Ph.D. has served as Vice President of Scientific and Clinical Affairs since June 1998. From November 1997 to June 1998, Dr. Swiedler was as an independent biotechnology consultant. From February 1993 to November 1997, Dr. Swiedler has served, in chronological order, with Glycomed Incorporated, a biotechnology company, as Assistant Vice President, Biology from February 1993 to July 1994, as Assistant Vice President, Research from July 1994 to May 1995, and as Vice President, Research from May 1995 to November 1997. Dr. Swiedler received a B.S. in Biology from the State University of New York at Albany. Dr. Swiedler received an M.D. and a Ph.D. in Biochemistry from the Johns Hopkins University School of Medicine.

Brian K. Brandley, Ph.D. has served as Vice President of BioMarin since October 1998. Dr. Brandley has served as the Managing Director of Glyko, Inc., a carbohydrate analytical and diagnostic company, since April 1998. He was an Assistant Professor at Rush University from July 1995 to April 1998, and was the Senior Scientist, Head of Cell Biology at Glycomed Incorporated, a biotechnology company, from July 1988 to July 1995. Dr. Brandley received a B.S. and an M.S. in Biology from the University of Miami. Dr. Brandley received a Ph.D. in Biology from the University of Sydney, Australia.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the year ended December 31, 1999, by (1) the Company's chief executive officer and (2) the other four most highly compensated executive officers other than the chief executive officer in the fiscal year ended December 31, 1999, collectively, the "Named Executive Officers". The entries under the column "All Other Compensation" in the table represent the premiums paid for life insurance benefits for each Named Executive Officer and in the case of Mr. Denison, also include costs for temporary housing.


                                          Fiscal 1999 Summary Compensation Table

                                                                                  Long-Term        Short-Term
                                                                                Compensation      Compensation
                                                                                  Number of         Number of
                                                                              Shares Underlying Shares Underlying
                                                                                  Options      Options Granted(#)
                                        1999 Annual Compensation  All Other     Granted(#)(1)          (1)
Name and Principal Position            Salary($)     Bonus($)   Compensation($)

Grant W. Denison, Jr..................     257,143     257,143       33,045          150,000              4,574
   Chief Executive Officer

John C. Klock, M.D....................     250,000     250,000        2,142          112,500              8,746
   President

Christopher M. Starr, Ph.D............     150,000     150,000          876           75,000             19,189
   Vice President, Research and
   Development

Emil D. Kakkis, M.D., Ph.D............     225,000          --          336           54,167             10,335
   Vice President of BioMarin,
   President of BioMarin Genetics, a
   division of the Company
Raymond W. Anderson...................     189,625     100,000        2,352           62,500             10,158
   Chief Financial Officer and
    Vice President, Finance and
    Administration

(1) Long-term options vest 6/48ths at June 30, 1999 for options granted in January 1999 and 1/48th per month thereafter and 6/48ths at June 30, 2000 for options granted in December 1999 and 1/48th per month thereafter.

    Short-term options vest 50% on January 1, 1999, 25% on March 31, 1999 and
     25% on June 30, 1999 for options granted in January 1999 and 25% per calendar quarter for options granted in December 1999. Short-term options for Mr. Denison, Dr. Klock and Dr. Starr vest 100% on December 31, 1999.

    Includes the following options granted in January 1999 for services rendered to the Company in 1998:

     To Mr. Denison - Long-term Compensation Options to purchase 100,000 shares;
     To Dr. Klock -   Long-term Compensation Options to purchase  75,000  shares;
     To Dr. Starr - Long-term Compensation Options to purchase 50,000  shares;
     To Dr. Kakkis -Long-term Compensation Options to purchase 16,667 shares and
      Short-term Compensation Options to purchase 3,708 shares;
     To Mr. Anderson - Long-term Compensation Options to purchase 25,000 shares and Short-term Compensation Options to purchase 4,573 shares.

Stock Option Grants Table. The following table sets forth certain information for each grant of options to purchase the Company's common stock during fiscal 1999 to each of the Named Executive Officers. All these options were granted under the 1997 Stock Plan and have a term of five years subject to early termination in the event the officer's services to the Company cease.

                                                                    Fiscal 1999 Stock Option Grants



                               Number of     Percent of
                               Securities   Total Options                                   Potential Realizable Value at
                               Underlying    Granted to      Exercise                       Assumed Annual Rates of Stock
                                Options       Employees     Price Per      Expiration       Price Appreciation for Option
                                Granted     in 1999 (1)    Share($) (2)       Date                    Term (3)
                                --------    -------------  ------------     -------     --------------------------------------
                                                                                                   5%                10%
                                                                                                   --                ---
           Name

Grant W. Denison, Jr.               100,000             5%        $ 7.00     12/31/03        $  728,220         $1,020,318
                                     50,000                       $12.75     12/31/04        $  112,315         $  308,675
                                      4,574                       $11.75     12/31/04        $   14,849         $   32,812
John C. Klock, M.D.                  75,000             4%        $ 7.00     12/31/03        $  546,165         $  765,238
                                     37,500                       $12.75     12/31/04        $   84,237         $  231,506
                                      8,746                       $11.75     12/31/04        $   28,392         $   62,739
Christopher M. Starr, Ph.D.          50,000             3%        $ 7.00     12/31/03        $  364,110         $  510,159
                                     25,000                       $12.75     12/31/04        $   56,158         $  154,337
                                     19,189                       $11.75     12/31/04        $   62,293         $  137,652
Emil D. Kakkis, M.D., Ph.D.          20,375             2%        $ 7.00     12/31/03        $  148,375         $  207,890
                                     44,127                       $12.75     12/31/04        $   99,123         $  272,418
Raymond W. Anderson                  29,573                       $ 7.00     12/31/03        $  215,356         $  301,738
                                     43,085             3%        $12.75     12/31/04        $   96,782         $  265,985

     (1) Based on an aggregate of 2,877,430 shares subject to options granted by the Company during 1999 to employees, consultants and the Named Executive Officers.

     (2) Options were granted at an exercise price equal to the fair market value of the common stock, as determined by the Board of Directors, on the date of grant or by the closing price on the Nasdaq National Market.

     (3) The  5%  and  10%  assumed  annual  rates  of  compounded  stock  price appreciation are mandated by rules of the Securities and Exchange Commission. The Company cannot assure any executive officer or any other holder of its securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of its common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated by assuming that the closing price on December 31, 1999 of $11.75 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. The values shown do not consider non-transferability or termination of the options upon termination of such employee's employment with the Company.

Fiscal Year-End Option Value Table. The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 1999. No shares were acquired upon the exercise of stock options during 1999.

                                                Fiscal Year-End Option Value Table

                                             Number of Securities              Value of Unexercised
                                            Underlying Unexercised             In-the-Money Options
                                              Options at Year-End                at Year-End (2)

                                       Exercisable      Unexercisable     Exercisable     Unexercisable
                Name

Grant W. Denison, Jr.                         279,574            225,000     $2,056,250         $1,518,750
John C. Klock, M.D.                           214,996            168,750     $1,542,188         $1,139,063
Christopher M. Starr, Ph.D.                   156,689            112,500     $1,028,125          $ 759,375
Emil D. Kakkis, M.D., Ph.D.                    82,875            137,500      $ 618,655         $1,028,126
Raymond W. Anderson                           127,490            102,083      $ 955,576          $ 734,896

(1)      Based on closing price on December 31, 1999 of $11.75 per share less exercise price per share.

Employment Agreements

We are party to employment agreements with each executive officer on the terms enumerated on the chart below. Each of these employment agreements is terminable without cause by the Company upon six months prior written notice to the officer, or by the officer upon three months prior written notice to the Company. The Company is obligated to pay the officer's salary and benefits until this termination. In the event that the officer is involuntarily terminated within one year of a change of control of the Company, he will receive (i) a severance payment equal to six months of his annual salary; (ii) a bonus equal to 50% of the annual bonus that he would otherwise be entitled to, and (iii) immediate vesting of 50% of the unvested portion of his outstanding options to purchase Company capital stock.



                                        1999                            Initial Grant of Right          Agreement
                                       Annual                                 to Purchase              Termination
Name of Executive Officer            Salary Rate     Annual Bonus          Equity Securities              Date
-------------------------            -----------     ------------          -----------------              ----
Grant W. Denison, Jr.                 $257,143    Based upon the     1,300,000 shares of             June 30, 2000
                                                  Company's          the Company's common stock      (as amended)
                                                  market             at a purchase price of $1.00
                                                  capitalization.    per share.

John C. Klock, M.D.                   $250,000    Based upon the     800,000 shares of               June 30, 2000
                                                  Company's          the Company's common stock      (as amended)
                                                  market             at a purchase price of $1.00
                                                  capitalization.    per share.

Christopher M. Starr, Ph.D.           $150,000    Based upon the     400,000 shares of               June 30, 2000
                                                  Company's          the Company's common stock      (as amended)
                                                  market             at a purchase price of $1.00
                                                  capitalization.    per share.

Brian K. Brandley, Ph.D.              $139,500    Annual bonus,      Option to purchase up to             None
                                                  payable in         150,000 shares of
                                                  cash or stock,     Glyko Biomedical Ltd.'s
                                                  customarily        common stock.  Now
                                                  between 10-15% of  exercisable for 65,415
                                                  his annual salary. shares of our common stock.

Raymond W. Anderson                   $189,625    Eligible to        Option to purchase                   None
                                                  receive a cash     200,000 shares of
                                                  bonus.             common stock.

John L. Jost, Ph.D.                   $200,000    Eligible to        Option to purchase                   None
                                                  receive a cash     200,000 shares of
                                                  bonus.             common stock.

Emil Kakkis, M.D., Ph.D.              $225,000    Contingent upon    Option to purchase                   None
                                                  regulatory filings 200,000 shares of
                                                  and approvals.     common stock.

                                        1999                            Initial Grant of Right          Agreement
                                       Annual                                 to Purchase              Termination
Name of Executive Officer            Salary Rate     Annual Bonus          Equity Securities              Date
-------------------------            -----------     ------------          -----------------              ----

Stuart Swiedler, M.D., Ph.D.           $154,000   Annual bonus,      Option to purchase                   None
                                                  payable in         150,000 shares of
                                                  cash or stock,     common stock.
                                                  customarily
                                                  between 10-15% of
                                                  his
                                                  annual salary.

We provided a three-year loan to each of Mr. Denison, Dr. Klock and Dr. Starr for the purchase of their shares referenced in column four of the table above. Each loan bears interest at a rate of 6%. For each of them, respectively, if his employment is terminated by us for any reason, he has the right to sell any or all of these shares of common stock to us at a price per share equal to the lesser of the then-current per share market price of the shares or the original per share purchase price, $1.00. In the event he ceases employment with us for any reason, we also have the right, but not the obligation, to repurchase the unvested portion of the shares at their original per share purchase price, $1.00. Fifty percent of the shares vested one year after the date of his employment, with the remainder vesting at a rate of 1/24 per month thereafter.

Dr. Brandley's employment agreement was originally with Glyko, Inc. but was assigned to us in connection with our acquisition of Glyko, Inc.

The founder's annual cash bonus for each of Mr. Denison, Dr. Klock and Dr. Starr is based on the difference between a minimum market capitalization and the Company's quarterly market capitalization. The annual cash bonus is calculated as follows:

The Board of Directors established a minimum market capitalization of $20.0 million for the first quarter of 1998. The minimum market capitalization increases by $1.0 million per quarter until the end of the agreement in the second quarter of 2000. Our quarterly market capitalization is calculated at the end of each calendar quarter by multiplying the number of our common shares outstanding times the average closing price of our common stock for the last ten trading days of the quarter. If our common stock is not publicly traded the quarterly market capitalization is determined by multiplying the shares of our common stock outstanding by the price at which of our common stock was sold in the latest significant investment by an independent third-party investor. For each full $5.0 million that the quarterly market capitalization exceeds the minimum market capitalization, the founders each receive a cash bonus of $1,200 in the first calendar quarter, $1,250 in the second and third calendar quarters, and $1,300 in the fourth calendar quarter. Each founder's annual cash bonus is the sum of all the four quarterly bonuses.

Each founder's total annual cash bonus may not exceed 100% of base salary in any year. Additional amounts beyond the cash limit that may be earned in the year will be paid in stock options using the Black-Scholes option pricing model to calculate the value of the stock option based on year-end parameters.

There are no adjustments in the founders' annual base salaries that result from increases in market capitalization.

In December 1998, the Board approved a form of indemnification agreement to be entered into between us and each of our officers and directors. This indemnification agreement requires us, among other things, to indemnify officers and directors against liabilities that may arise by reasons of their status or performance of their duties as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

For a description  of other  transactions  between the Company and affiliates of
the  Company,  see  "--Certain  Relationships  and  Related  Transactions;   and
--Compensation Committee Interlocks and Insider Participation."
Section 162(m)

The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers, Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Names Executive Officers, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of
Section 162(m).

Employee Benefit Plans

1997 Stock Plan. On November 14, 1997, the Board adopted the 1997 Stock Plan and approved the reservation of a total of 3,000,000 shares of common stock for issuance under the 1997 Stock Plan. The stockholders approved the 1997 Stock Plan in April 1998. In December 1998, the Board approved an amendment to the 1997 Stock Plan. The stockholders approved the amendment as of January 15, 1999. The amendment increases the number of shares reserved for issuance under the 1997 Stock Plan to an aggregate of 5,000,000. The amendment also added an "evergreen provision" providing for an annual increase in the number of shares that may be optioned or sold under the 1997 Stock Plan without need for additional Board or stockholder actions, which increase shall be the lesser of:
(1) 4% of the then-outstanding capital stock of the Company, (2) 2,000,000 shares, or (3) a lower amount set by the Board. The 1997 Stock Plan provides for the grant of stock options and the issuance of stock by the Company to its employees, officers, directors and consultants. The 1997 Stock Plan permits the grant of options that are either incentive stock options, or ISOs, as defined in
Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options, or NSOs, on terms, including the exercise price, which may not be less than 85% of the fair market value of our common stock for NSOs, and the vesting schedule, determined by the Board, subject to certain statutory limitations and other limitations in the 1997 Stock Plan.

Options granted under the 1997 Stock Plan are generally not transferable by the optionee. Options granted under the 1997 Stock Plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant of the Company, or within twelve months after the optionee's termination by death or disability, but in no event later than the expiration of the option's term.

The exercise price of all incentive stock options granted under the 1997 Stock Plan must be at least equal to the fair market value of the Company's common stock on the date of grant. The exercise price of NSOs granted under the 1997 Stock Plan is determined by the Board at an exercise price not less than 85% of fair market value. With respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the Company's common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of the incentive stock option must not exceed five years. The term of all other options granted under the 1997 Stock Plan may not exceed ten years.

The 1997 Stock Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each option may be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable.

1998 Employee Stock Purchase Plan. In December 1998, the Board adopted, and as of January 15, 1999, the stockholders approved, the 1998 Employee Stock Purchase Plan. A total of 250,000 shares of Company common stock has been reserved for issuance under the 1998 Employee Stock Purchase Plan. The plan also contains an "evergreen provision" providing for an annual increase in the number of shares which may be sold under the plan equal to the lesser of (1) 0.5% of the then-outstanding Company capital stock, (2) 200,000 shares, or (3) a lesser amount set by the Board.

As of December 31, 1999 no shares have been issued under the 1998 Employee Stock Purchase Plan. However, employee salary withholding totaled $92,464 at March 31, 2000 and will be applied to the purchase of stock under the 1998 Employee Stock Purchase Plan as of April 30, 2000.

The 1998 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping, 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first offering period that commences on the first trading day or July 23, 1999 and ends on the last trading day on or before April 30, 2000.

Employees are eligible to participate if they are customarily employed by the Company or a participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who either: (1) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the Company's capital stock, or (2) whose rights to purchase stock under all of the Company's employee stock purchase plans accrue at a rate which exceeds $25,000 worth of stock for each calendar year, may not be granted an option to purchase stock under the 1998
Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan permits employees to purchase common stock through payroll deduction of up to 10% of the employee's compensation, defined as base earnings and commissions, excluding overtime, shift premium, incentive payments and bonuses. The maximum number of shares an employee may purchase during a single purchase period is 5,000 shares.

The price of stock purchased under the 1998 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock: (1) at the beginning of the offering period or (2) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the employees will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

Rights granted under the 1998 Employee Stock Purchase Plan are generally not transferable by an employee other than by will or the laws of descent and distribution. In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option under the 1998 Employee Stock Purchase Plan may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

The Board of Directors has the authority to terminate or amend the 1998 Employee Stock Purchase Plan to the extent necessary to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. The 1998 Employee Stock Purchase plan will terminate automatically ten years from the effective date of this offering unless it is terminated sooner by the Board.

401(k) Plan. The Company sponsors the Glyko Retirement Savings Plan or the 401(k) Plan. As of January 1, 2000, the plan was renamed the BioMarin Retirement Savings Plan. Employees are eligible to participate following the start of their employment, on the earlier of the next occurring January 1, April 1, July 1 or October 1. Participants may contribute up to approximately 15% of their current compensation, up to a statutorily prescribed annual limit, to the 401(k) Plan. Each participant is fully vested in his or her salary reduction contributions. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. The Company pays the direct expenses of the 401(k) Plan but does not currently match or make contributions to employee accounts. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) Plan, and income earned on the contributions, are not taxable to participants until withdrawn or distributed from the 401(k) Plan.

Director Compensation

Directors do not receive cash compensation for their services as directors of the Company but are reimbursed for their reasonable expenses in attending meetings of the Board and while performing services for the Company. Prior to the effectiveness of the 1998 Director Option Plan, the Company had granted each non-employee director an option to purchase 20,000 shares of Company common stock with an exercise price set at the fair market value on the dates of grant, which was $1.00, upon their election to the Board as consideration for their willingness to sit on the Board. In March 1999, under the 1998 Director Option Plan, the Company also issued to each non-employee director an additional option to purchase 15,000 shares of common stock with an exercise price set at the fair market value on the date of grant, which was $7.00, as consideration for their ongoing services to the Company as directors. In March 1999 under the 1997 Stock Plan, Mr. Sager and Dr. Gadicke were each also issued an option to purchase an additional 20,000 shares of common stock of the Company at an exercise price set at the fair market value on the date of grant, which was $7.00, as consideration for services rendered by them to the Company in connection with the initial public offering completed in July 1999. In November 1999, under the 1998 Director Option Plan, the Company also issued to Mr. Sager and Mr. Williams subsequent options to purchase 15,000 shares of common stock with an exercise price set at the fair market value (closing price of common stock on the Nasdaq National Market) on the date of grant, which was $13.375 as consideration for their ongoing services to the Company as directors. In December 1999, under the 1998 Director Option Plan, the Company also issued to Dr. Gadicke a subsequent option to purchase 15,000 shares of common stock with an exercise price set at the fair market value (closing price of common stock on the Nasdaq National Market) on the date of grant, which was $11.75, as consideration for his ongoing services to the Company as a director.

1998  Director  Option Plan

The 1998 Director Option Plan was adopted by the Board in December 1998. It was approved by the stockholders as of January 15, 1999. The plan provides for the grant of nonstatutory stock options to non-employee directors. A total of 200,000 shares of Company common stock has been reserved for issuance under the plan. The plan also provides for an annual increase in this number of shares equal to the lesser of: (1) 0.5% of the Company's outstanding capital stock, (2) 200,000 shares, or (3) a lesser amount determined by the Board.

In 1999, options to purchase 90,000 shares were issued to directors.

The 1998 Director Option Plan provides that each non-employee director shall automatically be granted an option to purchase 20,000 shares of Company common stock on the date which that person first becomes a non-employee director. This option shall have a term of ten years. The shares subject to this initial option shall vest over one year. Each non-employee director shall thereafter also be automatically granted an option to purchase 15,000 shares of Company common stock on the anniversary of the date of their respective initial appointments to the Board and each anniversary thereafter, provided that he or she retains the Board seat on his or her anniversary date. The shares subject to this annual option shall vest in full one year from the date of grant and shall have a term of ten years. These options shall continue to vest only while the director serves. The exercise price of each of these options shall be 100% of the fair market value of a share of Company common stock at the date of the option.

In the event of a merger or the sale of substantially all of the assets of the Company, each option may be assumed or substituted by the successor corporation. If an option is assumed or substituted, it shall continue to vest as provided in the plan. However, if a non-employee director's status as a director of the Company or the successor corporation, as applicable, is terminated, other than upon a voluntary resignation by the non-employee director, the option shall immediately become fully vested and exercisable. If the successor corporation does not agree to assume or substitute for the option, each option shall become fully vested and exercisable for a period of 30 days from the date the Board notifies the optionee of the option's full exercisability, after which period the option shall terminate.

Options granted under the plan must be exercised within three months of the end of the optionee's tenure as a director, or within 12 months after termination by death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the plan is transferable by the optionee other than by will or the laws of descent or distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee. Unless sooner terminated by the Board, the plan will terminate automatically ten years from the effective date of the plan.

PERFORMANCE GRAPH

The following graph compares the Company's cumulative total stockholder return with the cumulative total return of the Nasdaq Stock Market (U.S.) and the Nasdaq Pharmaceutical Index of stocks in Standard Industry Code (SIC) 283 encompassing primarily biotechnology, pharmaceutical and medical specialties companies, assuming a $100 investment in Common Shares on July 31, 1999 and reinvestment of dividends during the period. The period covered by the graph includes that portion of the fiscal year ended December 31, 1999 during which the Company was publicly traded.

                        The Company               Nasdaq Stock Market                Nasdaq
                                                         (U.S.)                Pharmaceutical Index

July 31, 1999                100                          100                          100

August 31, 1999              119                          104                          109

September 30, 1999           112                          100                           94

October 31, 1999              88                          107                          101

November 30, 1999             87                          111                          113

December 31, 1999             88                          122                          128


The information contained above under the captions "Report of the Board of Directors on Executive Compensation" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee ("Committee") is responsible for setting general compensation goals and operational guidelines for Company personnel, for setting all elements of the compensation of the executive officers of the Company, and for approving grants of stock options for the Company. The Committee for 1999 was composed of the three outside, non-management members of the Board of Directors.

Compensation Goals and Policies

The goal of the Company's compensation policies is to provide compensation sufficient to attract, motivate and retain executives and staff of outstanding ability and potential. The policies are intended to establish an appropriate relationship between executive compensation and the creation of shareholder value as measured by the equity markets. The Company uses the following principles to help achieve that goal:

1. The Company provides competitive compensation packages incorporating all compensation elements for executives and staff.

              The Company determines compensation elements in part by the use of salary, stock option and benefits surveys of pharmaceutical, biotechnology, and San Francisco Bay Area companies. These companies do not perfectly align with companies in the Nasdaq stock performance graph. The initial compensation of an executive or senior staff member is set by negotiation at the time of recruitment, but is based on competitive information and internal Company guidelines and equity. Based upon surveys, the Company endeavors to provide compensation that is equivalent to at least the median compensation paid to executives in companies of similar size, location, type (pharmaceutical or biotechnology) and with comparable levels of experience, achievement, education/training, and responsibility.

2.       The Company rewards executives and senior staff for outstanding performance by the individual and by the Company.

              The Committee believes that a substantial portion of each executive's or senior staff members' compensation should be in the form of incentives for the achievement of individual and Company objectives. Incentive compensation is provided to executives as part of the Company-wide incentive plan. In the period of time during which the Company is not profitable, short-term incentive compensation is preferably paid via stock options valued using the Black-Scholes option pricing model. In certain extraordinary circumstances, the Board or Committee may authorize the payment of cash bonuses to recognize outstanding performance on critical objectives. Short-term incentive compensation, which is reviewed and awarded annually, is typically based on both individual and Company performance. In 1998 (and until June 30, 2000), the compensation of the employee-founders, Mr. Denison, Dr. Klock and Dr. Starr is set by agreements made at the time of their first employment which is different than the general practice discussed above. Their compensation arrangements are discussed under "Chief Executive Compensation" below.

3.       The Company seeks to align the long-term interests of the stockholder and the executives and the senior staff.

              The primary long-term compensation for all of the Company's employees is based on the appreciation of the value of their stock options. Based on surveys of competitive companies, all employees receive an initial grant of stock options upon first joining the Company. The grant is intended to be appropriate to their organizational level and is generally in accordance with preset guidelines or previous levels of grant for similar positions. In general, vesting occurs over four years to maintain a continuing incentive for executives and staff members to remain in the service of the Company. Annually, the competitive level of follow-on stock options granted after the initial hiring grant is determined by surveys for each major position or position level in the Company. Follow-on stock options intended for long-term compensation are awarded based primarily on these peer group competitive practices and on Company and individual performance. Promotions also result typically in an additional grant of stock options to account for the increased responsibility of the person promoted and to reflect the option level for the new organizational level. The Committee believes that these long-term compensation practices maintain a continuing incentive to increase stockholder value as reflected in the equity markets and to continue employment to vest and earn additional long-term incentives.

Considerations for 1999 Compensation

Increases in base salary for 1999 were made effective January 1999 primarily based on the progress and achievements of the Company during 1998. The Compensation Committee took particular note of 1998 achievements including the excellent six month clinical trial results of Aldurazyme(TM) (then known as BM101 or (alpha)-l-iduronidase) for MPS-I reported in October, 1998, the successful second round of private investment completed in August, 1998, the acquisition of important related technology and an active business in the purchase of Glyko, Inc. in October, 1998 and the initiation of a joint venture with Genzyme for Aldurazyme(TM) in September 1998. The joint venture included a significant investment made by Genzyme at the signing of the joint venture agreement.

Based on the Committee's judgment as to the value of these events and other less visible internal developments, the Committee awarded long-term compensation stock option grants to the executives and staff of the Company. Except for the Company founders, who were covered under separate employment agreements, the Committee also granted short-term incentive stock options as a reward for the Company's progress in comparison to plan in 1998. Grants under both programs were pro rated for the portion of the year that the employee was in the service of the Company. Salary compensation across the staff was generally increased by an average of 5%, which approximated the reported average salary increase in the San Francisco Bay Area and was also pro-rated for time in service during the year. Benefits essentially remained unchanged. The Committee deemed that these Compensation actions were appropriate for the progress made by the Company in 1998 and maintained a competitive balance with biotechnology companies of similar size and state of development in the local area.

Chief Executive Officer Compensation

The compensation of the three employee founders, including the Chief Executive Officer, Mr. Grant Denison, for 1999 was largely set by bonus formulas in their employment agreements, as amended, which are effective in this regard until June 30, 2000. The primary determinant of the founders' annual bonus is based on the difference between a minimum target market capitalization and the Company's market capitalization as measured quarterly.

Based on the application of the bonus formula, the founders reached the limit for cash bonus, which was 100% of base salary. Additional bonus amounts beyond the cash limit were paid in stock options using the Black-Scholes option pricing model based on the year-end market price and other market parameters. The maximum bonus resulted from exceeding the targeted increases in market capitalization by significant amounts, in part driven by a successful placement of convertible notes in April 1999 and by a successful initial public offering in July 1999.

In 1999, Mr. Denison earned a maximum cash bonus of $257,143, which was 100% of his base salary. Mr. Denison's base salary was not increased in 1999 after having been adjusted in late 1998 when he went from a partial 70% commitment to a full time commitment to the Company. After consideration of Mr. Denison's heavy travel schedule in 1999, the Committee authorized the Company to pay the rent for Mr. Denison's temporary apartment for the eight months in 1999 after his relocation to the Bay Area. This resulted in other compensation of $32,805. The number of Mr. Denison's stock options was reduced by options with an equal value to offset the apartment rent. Less the value of the above mentioned apartment rent, Mr. Denison received 4,574 stock options as a component of his 1999 performance bonus. After consideration of the Company's performance in 1999, including a successful private placement and an initial public offering, Mr. Denison was granted in December 1999 (priced on the first trading day of 2000) a long-term equity compensation stock option grant for 50,000 shares for his contributions in 1999 and to motivate his continued employment with the Company.

 From the members of the Compensation Committee of the Company:

                  Erich Sager
                  Ansbert S. Gadicke, M.D., Ph.D.
                  Gwynn R. Williams

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the Company's incorporation in October 1996, there has not been nor is there currently proposed any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of the Company or any member of the immediate family of any of the foregoing persons had or will have director or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in "Employment Agreements" and (2) the transactions described below.

Transactions with Directors, Executive Officers and 5% Stockholders

On January 15, 1999, the Compensation Committee approved the following option grants, each at an exercise price of $7.00 per share and vesting 6/48ths on June 30, 1999 and 1/48th per month thereafter, to officers of the Company for their services rendered in 1998:

o  to Mr. Denison, Chief Executive Officer, an option to purchase 100,000 shares

o  to Dr. Klock, President and Secretary, an option to purchase 75,000 shares

o  to Dr. Starr, Vice President, Research, an option to purchase 50,000 shares

o to Mr. Anderson, Chief Financial Officer and Vice President, Finance and Administration, an option to purchase 25,000 shares

o to Dr. Kakkis, President, BioMarin Genetics (a division of the Company) and Vice President of the Company, an option to purchase 16,667 shares

o to Dr. Swiedler, Vice President, Scientific and Clinical Affairs, an option to purchase 23,438 shares

o to Dr. Brandley, Managing Director of Glyko, Inc. (a wholly-owned subsidiary of the Company) and Vice President of the Company, an option to purchase 12,265 shares

On March 22, 1999, options were granted to Dr. Gadicke, Mr. Sager and Mr. Williams to purchase 15,000 shares each at an exercise price of $7.00 per share, vesting 25% per quarter commencing on their first anniversary date of appointment as a director, as compensation for their services as directors under the 1998 Director Option Plan.

On March 22, 1999, the Board approved option grants to Dr. Gadicke and Mr. Sager to purchase 20,000 shares each at an exercise price of $7.00 per share as compensation for services provided to the management of the Company in regards to the initial public offering, vesting 100% on July 23, 1999.

Also on March 22, 1999, the Board approved the following option grants, each at an exercise price of $7.00 per share, vesting 25% per calendar quarter, to officers of the Company:

o to Mr. Anderson, Chief Financial Officer and Vice President, Finance and Administration, an option to purchase 4,573 shares

o to Dr. Kakkis, President, BioMarin Genetics (a division of the Company) and Vice President of the Company, an option to purchase 3,708 shares

o to Dr. Swiedler, Vice President, Scientific and Clinical Affairs, an option to purchase 4,634 shares

o to Dr. Brandley, Managing Director of Glyko, Inc. (a wholly-owned subsidiary of the Company) and Vice President of the Company, an option to purchase 5,005 shares.

On April 12, 1999, the Company sold a total of $26.0 million worth of three-year promissory notes convertible, according to their terms, into Company common stock, at an initial conversion price, subject to adjustment, of $10.00 per share. Glyko Biomedical Ltd. purchased $4.3 million worth of these notes and LaMont Asset Management SA purchased $9.7 million worth of these notes. In connection with this transaction, the Company also entered into an agency agreement with LaMont Asset Management SA, pursuant to which the Company agreed to pay LaMont Asset Management SA a cash commission of $1.1 million on sales of notes to certain European purchasers introduced to the Company by LaMont Asset Management SA.

On June 9, 1999, the Compensation Committee approved the grant to Dr. Jost, Vice President, Manufacturing, of an option to purchase 200,000 shares of Company common stock at an exercise price equal to the offering price of $13 per share, vesting 6/48ths upon the six month anniversary of employment and 1/48th per month thereafter.

On July 23, 1999, concurrent with the Company's IPO, the Company's convertible notes payable (including accrued interest) were converted into 2,672,020 shares of the Company's common stock at $10 per share. Glyko Biomedical Ltd.'s $4.3 million convertible note plus interest was converted to 441,911 shares and LaMont Asset Management SA's $9.7 million convertible note plus interest was converted to 996,869 shares.

On December 10, 1999, the Board approved the following option grants, each at an exercise price of $12.75 per share, to officers of the Company as long-term (vests 6/48ths at June 30, 2000 and 1/48th per month thereafter) equity compensation for 1999:

o  to Mr. Denison, Chief Executive Officer,  an option to purchase 50,000 shares

o  to Dr. Klock, President and Secretary,  an option to purchase 37,500 shares

o  to Dr. Starr, Vice President, Research, an option to purchase 25,000 shares

o to Mr. Anderson, Chief Financial Officer and Vice President, Finance and Administration, an option to purchase 37,500 shares

o to Dr. Jost, Vice President, Manufacturing, an option to purchase 18,750 shares

o to Dr. Kakkis, President, BioMarin Genetics (a division of the Company) and Vice President of the Company, an option to purchase 37,500 shares

o to Dr. Swiedler, Vice President, Scientific and Clinical Affairs, an option to purchase 28,125 shares

o to Dr. Brandley, Managing Director of Glyko, Inc. (a wholly-owned subsidiary of the Company) and Vice President of the Company, an option to purchase 28,125 shares

On December 10, 1999, the Board approved the following option grants, each at an exercise price of $12.75 per share, to officers of the Company as short-term (vests 25% per calendar quarter 2000) equity compensation for 1999:

o to Mr. Anderson, Chief Financial Officer and Vice President, Finance and Administration, an option to purchase 5,585 shares

o to Dr. Jost, Vice President, Manufacturing, an option to purchase 2,945 shares

o to Dr. Kakkis, President, BioMarin Genetics (a division of the Company) and Vice President of the Company, an option to purchase 6,627 shares


o to Dr. Swiedler, Vice President, Scientific and Clinical Affairs, an option to purchase 4,536 shares

o to Dr. Brandley, Managing Director of Glyko, Inc. (a wholly-owned subsidiary of the Company) and Vice President of the Company, an option to purchase 4,108 shares

The following options were granted in lieu of cash bonuses and are fully vested on December 31, 1999, each at an exercise price of $11.75 per share:

o  to Mr. Denison, Chief Executive Officer,  an option to purchase 4,574 shares

o  to Dr. Klock, President and Secretary, an option to purchase 8,746 shares

o  to Dr. Starr, Vice President, Research, an option to purchase 19,189 shares

On November 30, 1999, options were granted to Mr. Sager and Mr. Williams to purchase 15,000 shares each at an exercise price of $13.375 per share, vesting 25% per quarter commencing on December 1, 1999, as compensation for their services as directors under the 1998 Director Option Plan.

On December 31, 1999, an option was granted to Dr. Gadicke to purchase 15,000 shares at an exercise price of $11.75 per share, vesting 25% per calendar quarter, as compensation for his services as a director under the 1998 Director Option Plan.

                          INDEBTEDNESS OF DIRECTORS AND

                               EXECUTIVE OFFICERS

Other than as described below, no director or executive officer of the Company or associate of any director or executive officer is, or at any time since the beginning of the most recently completed fiscal year has been, indebted to the Company.

Pursuant to the Stock Purchase Agreements under which the Company sold stock ("Founders' Shares") to the three founding officers of the Company, the Company has loaned $1,300,000, $800,000, and $400,000 to Mr. Denison, Dr. Klock and Dr. Starr, respectively, to purchase common stock of the Company. The loans are evidenced by an interest bearing promissory notes due on demand and are fully recourse.

The following table sets forth any indebtedness of directors or executive officers of the Company entered into in connection with the purchase of securities of the Company.

================================================================================================================================
                                                                                                               Security for
                                               Largest Amount of        Outstanding                            Indebtedness
                                                  Outstanding        Indebtedness as of   Number of Common   Number of Shares
                                                Indebtedness (1)   December 31, 1999 (1)  Shares Purchased    of Common Stock
      Name of Borrower            Lender
--------------------------------------------------------------------------------------------------------------------------------
Grant W. Denison, Jr.             Company           $1,475,500             $1,475,500         1,300,000           1,300,000
John C. Klock, M.D.               Company             $908,000               $908,000           800,000             800,000
Christopher M. Starr,
  Ph.D.                           Company             $454,000               $454,000           400,000             400,000
================================================================================================================================

(1)      Includes accrued interest at 6% per annum.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers and persons who own more that 10% of a registered class of the Company's equity securities to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission (the SEC) and the National Association of Securities Dealers, Inc. Executive officers, directors, and greater than 10% stockholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To be best of the Company's knowledge, all reports relating to stock ownership and such other reports required to be file during 1999 under Section 16(a) by the Company's directors, officers and 10% stockholders were timely filed, with the exception of Change of Beneficial Ownership of Securities on Form 4 for Dr. John C. Klock and Dr. Emil D. Kakkis in October 1999 and Schedule 13G for BB BioVentures L.P. were filed late.

OTHER MATTERS

Except as otherwise indicated, information contained herein is given as of April 20, 2000. The Company's management knows of no matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting of Stockholders. However, if any other matters which are not now known to the Company's management should come properly before the Annual Meeting, the Proxy will be voted on such matters in accordance with the best judgment of the person voting it.

APPROVAL

The contents of this Proxy and the sending thereof to the Stockholders have been authorized by the Board of Directors of the Company.

DATED at Novato, California this 20th day of April, 2000



/s/ Raymond W. Anderson
Raymond W. Anderson
Chief Financial Officer and

Vice President, Finance and Administration

                                      PROXY

                          BIOMARIN PHARMACEUTICAL INC.

                       2000 ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 15, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of BIOMARIN PHARMACEUTICAL INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 20, 2000 and hereby appoints John C. Klock, M.D. as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of BIOMARIN PHARMACEUTICAL INC. to be held on June 15, 2000 at 10 a.m. local time, at 46 Galli Drive, Novato, California 94949 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

                 (Continued, and to be signed on the other side)

1.       ELECTION OF DIRECTORS:
         NOMINEES:

           Grant W. Denison, Jr., John C. Klock, M.D.,
           Ansbert S. Gadicke, M.D., Ph.D., Erich Sager
           and Gwynn R. Williams           FOR [   ]     WITHHOLD FOR ALL [   ]

         INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

         --------------------------------------------

2.       Appointment of Arthur Andersen LLP as independent auditors of BIOMARIN PHARMACEUTICAL INC. for the fiscal year
         ending December 31, 2000
                                   FOR [   ]     AGAINST [   ]   ABSTAIN [   ]


3.       In their discretion, the proxies are authorized to vote upon such matters as may properly come before the Annual
         Meeting, or any adjournments thereof.
                                   FOR [   ]     AGAINST [   ]   ABSTAIN [   ]



THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE COMPANY'S NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS, THE APPOINTMENT OF ARTHUR ANDERSEN LLP OR AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

Signature(s)  ___________________________________      Date:  __________________


This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.